Exhibit 99.1

FOR IMMEDIATE RELEASE

October 8, 2003

Contact:

Daryl G. Byrd, President and CEO, (337) 521-4003

John R. Davis, Senior Executive Vice President, (337) 521-4005

IBERIABANK Corporation Announces North Louisiana Expansion

Lafayette, Louisiana—IBERIABANK Corporation (NASDAQ: IBKC), the holding company for the 116-year-old IBERIABANK (http://www.iberiabank.com), announced today that it will open its first full service commercial banking office in Shreveport, Louisiana in early 2004. The Company has reached agreement to purchase property in downtown Shreveport that, upon further improvements, will be dedicated as IBERIABANK’s Shreveport main office.

The Company announced today the addition of two strategic hires in north Louisiana. Robin Kavanaugh joined the Company as Executive Vice President and Senior Credit Officer for north Louisiana. Kavanaugh, a native of Shreveport, previously served as Regional Senior Credit Officer for Bank One responsible for middle market credits for the six-state Southwestern Region. Prior to his relocation to Arizona, Kavanaugh served as Senior Credit Officer and Commercial Lender for Bank One and predecessor banks in north Louisiana for 35 years. “I believe potential commercial and private banking clients in the Shreveport market are looking for an alternative to the impersonal service they are currently receiving from the large and cumbersome banks serving that market. IBERIABANK is the perfect fit to serve the needs of those potential clients,” stated Kavanaugh.

In addition, Robert Head joined the Company as Executive Vice President and Commercial Relationship Banker in Regional Banking for north Louisiana. Head, a native of Arkansas, previously served as Commercial Relationship Manager for Bank One in Monroe, Louisiana. He developed and managed a high-quality portfolio in excess of $200 million. While serving the entire north Louisiana market, Head will be located at IBERIABANK’s Royal Avenue location in Monroe. The Company currently has 10 offices in north Louisiana serving Monroe, West Monroe and Ruston. “I am delighted to become a part of the IBERIABANK team. This bank has demonstrated to me a very focused commitment to understanding client needs and reacting quickly to meet those needs,” stated Head.

The Company has experienced significant growth over the last four years in its current markets, particularly in the commercial and high net worth/private banking segments. The greater Shreveport market exhibits positive characteristics in these particular segments, in addition to stable employment and a favorable competitive banking environment.

About The Shreveport Market

The greater Shreveport market, located in northwest Louisiana, has an MSA population of 392,000 and is a trade area of approximately 565,000 people at the cross roads of the Red River, Interstate 20 (traversing east and west) and Interstate 49 (currently traversing from Shreveport to Lafayette, and scheduled continuation between Kansas City and New Orleans), and a comprehensive rail connection network. The area boasts approximately 70 motor freight carriers with 50 terminal buildings and the largest bomber base in the world (Barksdale Air Force Base). Barksdale AFB is the area’s largest employer with a workforce of 9,500 active duty military, civilian and reservists makes providing an estimated annual economic impact of nearly $450 million. Government-related entities are the next largest employer, followed by health care entities (21 hospitals with 3,500 beds and 1,241 physicians), General Motors Corporation (“GM”) and multiple gaming enterprises.

GM initiated a $900 million expansion project in 2000, projected to add 1.5 million square feet to the current 2.2 million square foot Shreveport plant that was built in 1979. GM’s focus on just-in-time inventory also added 12 new suppliers to the local economy. Gaming is an important economic driver in the area. The estimated local impact of the gaming business is estimated to be in excess of $250 million annually. According to tourism studies, between 60% and 70% of gaming visitors are from Texas.

The Shreveport area has more than 250 manufacturers of significant size, employing more than 20,000 people. While the greater Shreveport market has many large employers, 99% of the firms in the market have less than 250 employees, and the services trade accounts for half of all businesses in the area. IBERIABANK is a bank that specializes in middle market commercial banking services that is well positioned to meet the needs of firms in that market.

At June 30, 2003, IBERIABANK Corporation had assets of $2.0 billion, deposits of $1.5 billion and stockholders’ equity of $187 million. IBERIABANK Corporation is the third largest Louisiana-based bank holding company with full service offices in south central Louisiana, north Louisiana and the greater New Orleans area. The Company has the resources and diversification associated with larger banking institutions, but can react with the agility exhibited at smaller community banks. The Company has demonstrated an ability to take market share from competitors in markets possessing a heavy concentration of large and out-of-state banks. As indicated in the following table, the Shreveport market has a banking structure that exhibits such a favorable concentration.

Louisiana Market (MSA Definition)	Deposits ($ billion)		IBKC Mkt. Share (%)	# Large Banks*	% Large Bank Deposits*
Baton Rouge	$7.3	bill	—	7	89.2%
Shreveport-Bossier	3.7		—	5	82.8
New Orleans	17.3		1.3%	7	73.9
Houma-Thibodaux	2.3		—	5	73.6
St. Tammany	2.0		—	7	68.9
Alexandria	1.3		—	4	67.6
Monroe	1.7		8.5%	5	64.0
Lake Charles	1.7		—	3	62.3
Lafayette	4.2		15.1%	5	30.4

*	“Large banks” are defined as FDIC-insured banks with headquarters outside of Louisiana and/or deposits in excess of $5 billion. Source: Deposits on June 30, 2002, adjusted for announced acquisitions; FDIC.

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation commented, “We have a number of exceptional clients we currently serve in the Shreveport market. The opening of our Shreveport office will further develop our north Louisiana franchise”. Byrd continued, “We are thrilled to have Robin and Robert join our organization. Their experience and unique knowledge of the north Louisiana market and clients provide tremendous opportunities for our Company and shareholders.”

To the extent that statements in this report relate to the plans, objectives, or future performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and the current economic environment. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting IBERIABANK Corporation’s business and prospects is contained in the Company’s periodic filings with the Securities and Exchange Commission.

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